Exhibit 99.5

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 2, 2004 by BPCB Partners L.P.

Shares  Price  Shares Beneficially Owned After Transaction
6  36.15  70879
26  36.11  70853
39  36.08  70814
32  36.07  70782
21  36.06  70761
36  36.05  70725
84  36.04  70641
68  36.03  70573
57  36.02  70516
198  36.01  70318
270  36.00  70048
32  35.98  70016
26  35.97  69990
41  35.96  69949
84  35.95  69865
99  35.94  69766
65  35.93  69701
198  35.92  69503
65  35.91  69438
44  35.90  69394
6  35.89  69388
19  35.87  69369
32  35.86  69337
13  35.85  69324
6  35.84  69318
7  35.83  69311
13  35.82  69298
7  35.79  69291
6  35.78  69285
7  35.77  69278
19  35.76  69259
6  35.75  69253
26  35.70  69227